DWS INVESTMENTS
STRUCTURED NOTES
POWERED BY X-MARKETS
RESHAPING INVESTING
DEUTSCHE BANK GROUP

     Equity Basket Notes Linked to Seven Basket Funds Due October 31*, 2012

Multi-Asset Basket Fund Portfolio |X| Principal Protection |X| Fee-Based Accounts

Indicative Terms as of October 2, 2009

CUSIP:                        2515A0 R6 2

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             3 Years

Equity Basket Notes:          The notes give investors a principal protected
                              opportunity to participate in the upside
                              performance of a basket comprised of seven
                              exchange traded funds (each, a "Basket Fund" and,
                              collectively, the "Basket Funds").

                              The notes could potentially pay an annual coupon
                              (the "Variable Coupon Payment Percentage") which
                              will vary from a minimum of zero to a maximum of
                              between 5.25% and 6.25% or $52.50 and $62.50 (TBD
                              on Trade Date) per $1,000 note Principal Amount
                              depending upon the upside performance (the "Basket
                              Fund Return") of the Basket Funds. The Basket Fund
                              Return is always relative to the Basket Fund's
                              Initial Share Price on Trade Date and is
                              calculated on each Variable Coupon Observation
                              Date.

                              The Basket Fund Return of a Basket Fund used to
                              determine a Variable Coupon Payment is not subject
                              to a `"floor," meaning decreases in the price of a
                              Basket Fund below the Initial Share Price will
                              negatively impact the calculation of a Variable
                              Coupon Payment.

                              The Basket Fund Return of a Basket Fund used to
                              determine a Variable Coupon Payment is subject to
                              a cap (the "Maximum Annual Contribution") of
                              between 5.25% and 6.25% (TBD on Trade Date),
                              meaning any increase in the Basket Fund Return of
                              an individual Basket Fund above the Maximum Annual
                              Contribution will be foregone and will not
                              positively impact the calculation of a Variable
                              Coupon Payment. All payments on the notes,
                              including any principal protection, are subject to
                              the credit of the Issuer.

Basket Funds:                 The notes are linked to a basket consisting of
                              seven exchange traded funds. The Basket Funds,
                              their Bloomberg ticker symbols and primary
                              exchanges are set forth on page two of this fact
                              sheet and are further defined in the accompanying
                              term sheet.

Variable Coupon
Observation Dates:            November 2*, 2010, October 27*, 2011 and October
                              26*, 2012

Variable Coupon
Payment Dates:                November 5*, 2010, November 1*, 2011 and October
                              31*, 2012
Payment at Maturity:          $1,000 per $1,000 note Principal Amount, plus any
                              coupon due on the Maturity Date

Agents:                       Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas

Discounts & Commissions:      The notes will initially be distributed through
                              Deutsche Bank Securities Inc. ("DBSI"), its
                              affiliates and/or certain other affiliated or
                              unaffiliated brokers (collectively, the
                              "Brokers"). DBSI will receive a selling concession
                              of up to 1.00% or $10.00 per $1,000 note Principal
                              Amount. DBSI may pay referral fees to other
                              Brokers of up to 0.25% or $2.50 per $1,000 note
                              Principal Amount and may additionally pay fees of
                              up to 0.75% or $7.50 per $1,000 note Principal
                              Amount to certain other Brokers. Deutsche Bank AG
                              will reimburse DBSI for such fees. The agents for
                              this offering are affiliates of ours. For more
                              information see "Supplemental Underwriting
                              Information (Conflicts of Interest)" in term sheet
                              No. 746BC.

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                               Best Case Scenario
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If the Basket Fund Return of each Basket Fund has reached or exceeded the
Maximum Annual Contribution on each Variable Coupon Observation Date, the investor will receive a Variable Coupon Payment of between 5.25% and 6.25% or
$52.50 and $62.50 (TBD on Trade Date) per $1,000 note Principal Amount on each corresponding Variable Coupon Payment Date.

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                              Worst Case Scenario
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If the Contribution Average is less than or equal to zero on each Variable
Coupon Observation Date, the investor will not receive a coupon payment on any
Variable Coupon Payment Date.

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                                    Benefits
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|X|  Principal protection at maturity and the potential to receive annual coupon payments, subject to the credit of the Issuer.

|X|  Annual coupons will vary based upon the performance of a basket of seven exchange traded funds.

|X|  Appropriate for investors that are moderately bullish or seeking yield.

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                                  Risk Factors
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|X|  Principal protection is applicable only at maturity and is subject to the credit of the Issuer.

|X|  All coupon payments are subject to the credit of the Issuer.

|X|  The notes may under-perform an investment in the underlying Basket Funds.

|X|  Investor is not entitled to dividends or voting rights on the Basket Funds.

|X|  Various factors affect the value of the notes prior to maturity.

|X|  Investors should be willing and able to hold the notes to maturity.
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                                Important Dates
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 Trade Date:................................................October 27*, 2009
 Settlement Date:...........................................October 30*, 2009
 Maturity Date:................................... October 31*, 2012 (3 Years)

*Expected. In the event that we make any change to the expected Trade Date and
Settlement Date, the Variable Coupon Observation Dates, Variable Coupon Payment
Dates, Final Valuation Date and Maturity Date may be changed so that the stated
terms of the notes and the length of the Observation Period remain the same.

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 NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE * NO BANK GUARANTEE NOT A
            DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
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                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                         Dated October 2, 2009 R-12709-1 (08/09)

             DWS Structured Products 1.866.637.9185 www.dws-sp.com

Variable Coupon Payment
Percentage:                   On each Variable Coupon Payment Date, the greater
                              of:

                              (i)  zero; and

                              (ii) the Contribution Average on the corresponding
                                   Variable Coupon Observation Date.

Annual Contribution:          With respect to each Basket Fund on each Variable
                              Coupon Observation Date, the lesser of:

                              (i)  the Maximum Annual Contribution; or

                              (ii) the Basket Fund Return for such Basket Fund.

Initial Share Price:          With respect to each Basket Fund, the closing
                              price of one share of such Basket Fund on the
                              Trade Date

Minimum Annual Contribution:  Unlimited.

Fund Adjustment Factor:       For each Basket Fund, initially 1.0 on the Trade
                              Date and subject to adjustment under certain
                              circumstances. See "Description of Notes -
                              Anti-dilution Adjustments" in the accompanying
                              product supplement for further information.

Contribution Average:         With respect to each Variable Coupon Observation
                              Date, the average of the Annual Contributions of
                              all Basket Funds, calculated as the sum of the
                              Annual Contribution of each Basket Fund multiplied
                              by 1/7.

Basket Fund Return:           With respect to each Basket Fund, on each Variable
                              Coupon Observation Date:

                              Final Annual Share Price - Initial Share Price
                                            Initial Share Price

Final Annual Share Price:     With respect to each Basket Fund, the closing
                              price of one share of such Basket Fund on the
                              corresponding Variable Coupon Observation Date
                              times the Fund Adjustment Factor for such Basket
                              Fund on such day.

Maximum Annual Contribution:  The Maximum Annual Contribution of each Basket
                              Fund will be between 5.25% and 6.25% (TBD on the
                              Trade Date).

                             Basket Fund Components
-------------------------------------------------------------------------------------------------------------------------
Ticker Symbol (US)             Basket Fund Name                      Style            Primary Exchange  Fund Weighting
-------------------------------------------------------------------------------------------------------------------------
 OIH               Oil Service HOLDRSSM Trust (Depositary             Energy                NYSE Arca        1/7
                                  Receipts)
-------------------------------------------------------------------------------------------------------------------------
 GDX                   Market Vectors Gold Miners ETF            Precious Metals            NYSE Arca        1/7
-------------------------------------------------------------------------------------------------------------------------
 XME                   SPDR(R) S&P(R) Metals & Mining ETF    Industrial Metals         NYSE Arca        1/7
-------------------------------------------------------------------------------------------------------------------------
IYR.P          iShares(R) Dow Jones U.S. Real Estate Index Fund     Real Estate                NYSE Arca        1/7
-------------------------------------------------------------------------------------------------------------------------
EFA.P                  iShares(R) MSCI EAFE(R) Index Fund         International             NYSE Arca        1/7
-------------------------------------------------------------------------------------------------------------------------
QQQQ                  PowerShares QQQ TrustSM, Series 1               Growth                 NASDAQ          1/7
-------------------------------------------------------------------------------------------------------------------------
SHY.P           iShares(R) Barclays 1-3 Year Treasury Bond Fund    U.S. Government          NYSE Arca        1/7

     For detailed hypothetical scenarios of this Note, please refer to term sheet No. 746BC.

             DWS Structured Products 1.866.637.9185 www.dws-sp.com

Equity Basket Notes Fact Sheet
          DWS Structured Products

Risk Factors

THE CONTRIBUTION OF ANY PARTICULAR BASKET FUND TO A COUPON IS CAPPED, REGARDLESS OF THE BASKET FUND’S PERFORMANCE – The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution. Therefore, the contribution of any particular Basket Fund to your coupon is capped, regardless of the Basket Fund’s performance. As a result the return on the notes may be significantly less than the return you would have received if you had invested directly in the Basket Fund.

YOU MAY NOT RECEIVE ANY COUPON PAYMENT ON VARIABLE COUPON PAYMENT DATES – The notes do not guarantee any coupon payment on Variable Coupon Payment Dates. The coupon paid on such dates, if any, will depend on the performance of the Basket Funds which is limited to the Maximum Annual Contribution of between 5.25% and 6.25% (to be determined on the Trade Date) thereby limiting the coupon to a maximum payment of between $52.50 and $62.50 (to be determined on the Trade Date) per $1,000 note Principal Amount. Your coupon payments on the notes may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, because the Variable Coupon Payment Percentage is based on the performance of the Basket Funds. The return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

YOUR COUPON ON ANY VARIABLE COUPON PAYMENT DATE IS LIMITED BY THE MAXIMUM ANNUAL CONTRIBUTION – The individual Annual Contribution of any Basket Fund is limited to the Maximum Annual Contribution of between 5.25% and 6.25% (to be determined on the Trade Date). Therefore, the annual coupon due on any Variable Coupon Payment Date, which is determined by taking the average of the Annual Contributions of all Basket Funds, is limited to the Maximum Annual Contribution of between $52.50 and $62.50 (to be determined on the Trade Date) per $1,000 note Principal Amount.

YOU MAY NOT RECEIVE ANY COUPON PAYMENT ON VARIABLE COUPON PAYMENT DATES EVEN WHEN THE BASKET AS A WHOLE HAS APPRECIATED BECAUSE THE MAXIMUM ANNUAL CONTRIBUTION AND THE MINIMUM ANNUAL CONTRIBUTION ARE NOT OF THE SAME SIZE – The unlimited Minimum Annual Contribution has a greater absolute value than the Maximum Annual Contribution (5.25%-6.25%, to be determined on the Trade Date). Therefore, a large positive Basket Fund Return by one Basket Fund may contribute less to the Contribution Average than a smaller (in absolute value) negative Basket Fund Return by another Basket Fund.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the notes prior to maturity. You should be willing and able to hold your notes to maturity.

NO OWNERSHIP RIGHT IN THE BASKET FUNDS – As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Funds, such as voting rights or dividend payments. In addition, the issuers of the Basket Funds will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Funds and the notes.

CHANGES IN THE VALUE OF BASKET FUNDS MAY OFFSET EACH OTHER – Coupons on Variable Coupon Payment Dates are linked to a Basket consisting of seven exchange traded funds. Price movements in the Basket Funds may not correlate with each other. At a time when the prices of some of the Basket Funds increase, the prices of other Basket Funds may not increase as much or may decline. Therefore, in calculating the Contribution Average, increases in the price of some of the Basket Funds may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Funds.

LACK OF LIQUIDITY – The notes will not be listed on any securities exchange.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the price of the Basket Funds on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other including: the expected volatility in the Basket Funds; the time to maturity of the notes; the divided rates paid on the Basket Funds; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; the occurrence of certain events affecting the issuer(s) of the Basket Fund(s) that may or may not require an adjustment to the Fund Adjustment Factor, including a merger or acquisition, and our credit worthiness, including actual or anticipated downgrades in our credit ratings.

HEDGING AND TRADING IN THE BASKET FUNDS – While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Funds or instruments related to one or more of the Basket Funds. We or our affiliates may also trade in the Basket Funds or instruments related to either one or more of the Basket Funds from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the notes could adversely affect our payment to you at maturity.

ANTI-DILUTION PROTECTION IS LIMITED – The Calculation Agent will make adjustments to the Fund Adjustment Factor for each Basket Fund to reflect certain events affecting such Basket Fund. However, the Calculation Agent will not make an adjustment in response to all events that could affect the Basket Funds. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Notes – Anti-dilution Adjustments” in the product supplement for further information.

POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. In performing duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

TAX TREATMENT – The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. For additional information, see “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 746BC and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 746BC and this fact sheet if you so request by calling toll-free 1-800-311-4409.

DWS Structured Products     1.866.637.9185    www.dws-sp.com